Exhibit D1

INSURED PERSON POLICY OWNER POLICY NUMBER	[RICHARD ROE] [ABC CORPORATION] [XX XXX XXX]

“AXA Equitable” is the brand name of AXA Equitable Financial Services, LLC and its family of companies, including AXA Equitable Life Insurance Company and MONY Life Insurance Company of America.

FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE POLICY

AXA EQUITABLE LIFE INSURANCE COMPANY

HOME OFFICE: [1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK (800)-777-6510

WWW.AXA.COM]

We agree to pay the Insurance Benefit of this policy and to provide its other benefits and rights in accordance with its provisions.

This is a flexible premium variable adjustable life insurance policy. You can, within limits:

•	make premium payments at any time and in any amount;

•	change the face amount of insurance or the death benefit option;

•	change the allocation of net premiums among your investment options; and

•	transfer amounts among your investment options.

All of these rights and benefits are subject to the terms and conditions of this policy. All requests for policy changes are subject to our approval and may require evidence of insurability.

We put your net premiums into your Policy Account. You may allocate them to one or more investment funds of our Separate Account (SA) or to our Guaranteed Interest Account (GIA).

Your values in the investment funds of our SA have no minimum guarantees and will increase or decrease depending on the unit values of such investment funds, which in turn depend on the investment performance of the securities held by such investment funds.

The portion of your Policy Account that is in our GIA will accumulate, after deductions, at rates of interest we determine. Such rates will not be less than the minimum guaranteed interest rate shown in the “Policy Information” section of this policy.

The amount and duration of the death benefit may increase or decrease with investment experience. See the “Base Policy Death Benefit” provision for a description of the variable death benefit.

This is a non-participating policy.

Right to Examine Policy. You may examine this policy and if for any reason you are not satisfied with it, you may cancel it by returning this policy with a written request for cancellation to our Administrative Office within [10] days ([30] days in case of replacement) from the date you receive it. If you do this, we will refund the Policy Account Value calculated as of the business day we receive your request for cancellation (or, as of the business day the agent receives your request), plus any charges deducted from premiums that were paid and from your Policy Account Value, minus any outstanding loan and accrued loan interest.

Read Your Policy Carefully. It is a legal contract between you and AXA Equitable Life Insurance Company.

ICC19-19-100	COIL

In this policy:	Administrative Office:
“We,” “our” and “us” mean AXA Equitable Life Insurance Company.	The address of our Administrative Office is shown in the “Policy Information” section of this policy. You should send correspondence to that office. Premium payments should be sent to the address listed on your billing notice.
“You” and “your” mean the owner of this policy at the time an owner’s right is exercised.

Unless otherwise stated, all references to interest in this policy are effective annual rates of interest.	Copies of the application for this policy and any additional benefit riders are attached to the policy.

Attained age means age on the birthday nearest to the beginning of the current policy year.

INTRODUCTION

The premiums you pay, after deductions are made in accordance with the Table of Maximum Deductions from Premium Payments in the “Policy Information” section of this policy, are put into your Policy Account. Amounts in your Policy Account are allocated at your direction to one or more investment funds of our SA or to our GIA.

The investment funds of our SA invest in securities and other investments whose value is subject to market fluctuations and investment risk. There is no guarantee of principal or investment experience.

Our GIA earns interest at rates that will never be less than the minimum guaranteed interest rate shown in the “Policy Information” section of this policy. The principal, after deductions, is guaranteed.

If death benefit Option A is in effect, the death benefit is the base policy face amount and the amount of the death benefit is fixed except when it is a percentage of your Policy Account. If death benefit Option B is in effect, the death benefit is the base policy face amount plus the amount in your Policy Account. The amount of the death benefit is variable. Under either option, the death benefit will never be less than a percentage of your Policy Account as defined in the “Base Policy Death Benefit” provision.

The insurance benefit of this policy is payable upon the death of the insured person while the policy is in force.

We make monthly deductions from your Policy Account to cover the cost of the benefits provided by this policy and the cost of any benefits provided by riders to this policy.

This is only a summary of what this policy provides. You should read the entire policy carefully. Its terms govern your rights and our obligations.

ICC19-19-100	Page 2	COIL

POLICY INFORMATION PAGES	Pages 3 & 4
Policy Information	Page 3
Additional Benefit Riders	Page 3.1
How the Variable Indexed Option Rider relates to other Riders or Endorsements on your Policy	Page 3.2
The Investment Options of Your Policy	Pages 3.3
Transfers Among Investment Options	Pages 3.4
Table of Maximum Deductions from Premium Payments	Page 4
Table of Maximum Monthly Deductions from Your Policy Account	Page 4.1
Table of Maximum Monthly Charges per $1,000 of Base Policy Face Amount Increase	Page 4.1a
Table of Maximum Monthly Cost of Insurance Rates Per $1,000 of Base Policy Net Amount at Risk	Page 4.2
Table of Maximum Monthly Cost of Insurance Rates Per $1,000 of Integrated Term Rider Benefit	Page 4.2a
Enhanced amount	Page 4.3
Table of Percentages of Policy Account	Pages 4.4

THOSE WHO BENEFIT FROM THIS POLICY	Page 5
Owner; Beneficiary; Changing the Owner or Beneficiary; Assignment

THE INSURANCE BENEFIT WE PAY	Page 5
Interest on the Insurance Benefit We Pay; Base Policy Death Benefit; Coverage After Age 100

CHANGING THE FACE AMOUNT OF THE BASE POLICY OR CHANGING THE DEATH BENEFIT OPTION	Page 6

THE PREMIUMS YOU PAY	Page 7
Limits; Grace Period; Restoring Your Policy Benefits

YOUR POLICY ACCOUNT AND HOW IT WORKS	Page 8
Premium Payments; Monthly Deductions; Cost of Insurance; Other Deductions

THE CASH SURRENDER VALUE OF THIS POLICY	Page 9
Cash Surrender Value; Net Cash Surrender Value; Enhanced Amount; Partial Withdrawal

HOW A LOAN CAN BE MADE	Page 10
Policy Loans; Carry Over Loans; Loan Value; Loan Interest; Loan Repayment

OUR ANNUAL REPORT TO YOU	Page 12

HOW BENEFITS ARE PAID	Page 12

OTHER IMPORTANT INFORMATION	Page 12
Your Contract with Us; Policy Changes –Applicable Tax Law; Changes in Policy Cost Factors; Incontestability; Fraud Exception; Misstatement of Age or Sex; Suicide Exclusion; How We Measure Policy Periods and Anniversaries; How, When and What We May Defer; The Basis We Use For Computation; Change in Risk Classification; Policy Illustrations; Conformity With Interstate Insurance Product Regulation Commission Standards

ICC19-19-100	PAGE 2.1	COIL

POLICY INFORMATION 1b[Effective 9/8/2019]

INSURED PERSON	1[RICHARD ROE]

POLICY OWNER	1[ABC CORPORATION]

FACE AMOUNT
OF BASE POLICY	1[$100,000]

3[FACE AMOUNT
OF TERM RIDER	3[$50,000]]

TARGET AMOUNT
(BASE + TERM)	1[$150,000]	SEPARATE ACCOUNT 1a[FP]

DEATH BENEFIT	1[OPTION A]	ISSUE AGE 1[35]

POLICY NUMBER	1[XX XXX XXX]	SEX 1[MALE]

BENEFICIARY	1[ABC CORPORATION]	RATING CLASS: 1[STANDARD
NON-TOBACCO USER]

REGISTER DATE	1[SEPTEMBER 8, 2019]	2[STATE DEPARTMENT OF INSURANCE:
(XXX) XXX-XXXX]

1c[DATE OF ISSUE	1c[SEPTEMBER 8, 2019]]

The life insurance qualification test is the 4[Guideline Premium Test].

The minimum base policy face amount is 5[$100,000.]

As more fully described later in this policy, you may request starting in the: (a) 6[second] policy year, an increase in the base policy face amount; and (b) 7[third] policy year, a reduction in the base policy face amount. We will not permit a requested increase or reduction in the base policy face amount unless it is at least 8[$10,000.]

9[The minimum Integrated Term Insurance Rider Face Amount is 9[$50,000].]

We will not permit a requested base policy face amount increase if the insured person has reached an attained age higher than 10[80]. This maximum age is based on the current rating class of the insured person and may vary based on the rating class at the time of the increase.

As more fully described later in this policy, you may request a change in death benefit option starting in the: 11[third] policy year.

A minimum initial premium payment of 12[$250.00] is due on or before delivery of the policy. Each premium payment thereafter must be at least 13[$250.00].

The planned periodic premium of 14[$250.00] is payable 15[quarterly]

The minimum guaranteed interest rate we credit to the portion of your Policy Account that is in our GIA is 2% per year.

The Minimum Loan Amount is 16[$500].

Starting in the 17[second] policy year, you may request a partial withdrawal. The minimum partial withdrawal amount is 18[$500].

The maximum additional policy illustration charge is 19[$25].

20[The planned periodic premium shown above may not be sufficient to continue the policy and life insurance coverage in force. The period for which the policy and coverage will continue in force will depend on changes in: (1) the amount, timing and frequency of premium payments; (2) the face amount and the death benefit option; (3) the interest rates credited to our GIA and the investment performance of the investment funds of our SA including the VIO Holding Account; (4) the rate of return applied to any Segment Account at Segment Maturity, and any Market Value Adjustment associated with a loan, monthly deduction, or other distribution prior to Segment Maturity; (5) the monthly deductions from your Policy Account for this policy and any benefits provided by riders to this policy; (6) deductions from premium payments; (7) the VIO Growth Cap Rates and Segment Loss Absorption Threshold Rates; and (8) loan and partial withdrawal activity.

The maximum percentage of net premium payment or loan repayment that may be allocated to our VIO is 21[50%]. Any requested transfer of funds to this investment option will be declined if such transfer would result in more than 22[50%] of your unloaned policy account value being in the VIO holding account and any segment accounts.]

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POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

ADDITIONAL BENEFIT RIDERS 1b[Effective 9/6/2019]

The Additional Benefit Riders listed below are included in this policy:

1[Integrated Term Insurance Rider:	Integrated Term Insurance Rider
Expiry Date: 2[September 7, 2084]]

Policy Continuation Rider:	Policy Continuation Trigger Percentage: 3[95%]

Variable Indexed Option Rider:	1a[Separate Account [67]

Variable Index Benefit Charge:	4[0.75% of the amount to be transferred from the VIO Holding Account into a new Segment on a Segment Start Date]

Segment Start Date:	5[the 3rd Friday of each calendar month]

Segment Maturity Date:	6[The 3rd Friday of the same calendar month as the calendar month of the Segment Start Date, in the calendar year next following the calendar year of the Segment Start Date.]

Guaranteed Participation Rate:	7[100%]

Guaranteed Minimum Growth Cap Rate:	8[6%]

Segment Loss Absorption Threshold Rate:	9[-25%]

Maximum difference between the annual interest rate we credit and the annual loan interest rate we charge on the amount of any loan deducted from a VIO Segment:	10[5%]

VIO Holding Account:	11[EQ/Money Market Variable
Investment Option – Separate Account FP]

Investment Fund if we restrict future allocations to the VIO:	12[EQ/Money Market Variable Investment Option
– Separate Account FP]

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POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

ADDITIONAL BENEFIT RIDERS 1a[Effective 9/6/2019]

HOW THE VARIABLE INDEXED OPTION RIDER

RELATES TO OTHER RIDERS OR ENDORSEMENTS ON YOUR POLICY

1[If the Policy Continuation Rider is in effect, and any Segments are in effect, the Segment Values will be used in place of the Segment Accounts in the calculation of your Policy Account Value, Policy Continuation Charge, and any other calculation involved in determining whether the policy is eligible to go on Policy Continuation. If you exercise Policy Continuation, any remaining Segments will be terminated on the effective date of Policy Continuation with corresponding Market Value Adjustments.]

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POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

THE INVESTMENT OPTIONS OF YOUR POLICY 1a[Effective 9/6/2019]

The amount in your Policy Account at any time is equal to the sum of the amounts you then have in our GIA and in the investment funds of our SA under this policy. Your Net Policy Account Value is equal to the amount in your Policy Account minus any outstanding policy loan and accrued loan interest.

Allocations. This policy provides investment options for the amount in your Policy Account. Amounts put into your Policy Account are allocated to the investment funds of our SA and to the unloaned portion of our GIA at your direction. You specified your initial premium allocation percentages in your application for this policy, a copy of which is attached to this policy. Unless you change them, such percentages will also apply to subsequent premium allocations.

Allocation percentages must be zero or a whole number not greater than 100. The sum of the premium allocation percentages must equal 100. You may change such allocation percentages by written notice to our Administrative Office. A change will take effect on the date we receive it at our Administrative Office.

Monthly deductions from your Policy Account will be taken from your unloaned values in our GIA and in the investment funds of our SA in proportion to their respective values at the time of each deduction.

Our Guaranteed Interest Account (GIA)

Your Value in Our GIA. The value you have in our GIA at any time is equal to the amounts allocated and transferred to it, plus the interest credited to it, minus amounts deducted, transferred and withdrawn from it. 1[We will credit the amount in our GIA with interest at rates we determine. We will determine such interest rates periodically in advance for unloaned and loaned amounts in our GIA. The rates may be different for unloaned and loaned amounts. Any change in the interest rates we determine will be as described in the “Changes in Policy Cost Factors” provision of this policy. Such interest rates will not be less than the minimum guaranteed interest rate shown in the “Policy Information” section of this policy. Once interest above the minimum guaranteed interest rate is credited, it is non-forfeitable. Interest accrues and is credited on unloaned amounts in the GIA daily. However, we will credit interest on any portion of the initial net premium allocated to our GIA from the Register Date if it is later than the date of receipt, provided the initial premium is at least equal to the minimum initial premium shown in the “Policy Information” section of the policy.

We credit interest on the loaned portion of our GIA daily. The annual interest rate we credit to the loaned portion of our GIA will never be less than the annual loan interest rate we charge minus 2[1%].] In no event will we credit less than the minimum guaranteed interest rate shown in the “Policy Information” section of this policy.

On each policy anniversary, and at any time you repay all of a policy loan and accrued loan interest, we allocate the interest that has been credited to the loaned portion of our GIA to the investment funds of our SA and the unloaned portion of our GIA in accordance with your premium allocation percentages.

Our Separate Account (SA)

We established and we maintain our SA under the laws of New York. Realized and unrealized gains and losses from the assets of our SA are credited to or charged against it without regard to our other income, gains, or losses. Assets are put in our SA to support this policy and other variable life insurance policies. Assets may be put in our SA for other purposes, but not to support contracts or policies other than variable contracts.

The assets of our SA are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to our SA will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of an investment fund in excess of the reserves and other liabilities with respect to that fund to another investment fund or to our General Account.

Investment Funds of Our SA. Our SA consists of investment funds. Each fund may: (1) invest its assets in a separate class of shares of a designated investment company, or companies, or (2) make direct investments in securities. The investment funds of our SA that you chose for your initial allocations are shown on the application for this policy, a copy of which is attached to this policy.

We may from time to time make other investment funds available to you, or we may create a new SA. We will provide you with written notice of all material details including investment objectives and all charges.

ICC19-19-100-3	Page 3.3	COIL

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

THE INVESTMENT OPTIONS OF YOUR POLICY 1a[Effective 9/6/2019]

Our Separate Account (SA) (continued)

Your Value in the Investment Funds of Our SA. The amount you have in an investment fund of our SA under this policy at any time is equal to the number of units this policy then has in that fund multiplied by the fund’s unit value at that time.

Amounts allocated, transferred or added to an investment fund of our SA are used to purchase units of that fund; units are redeemed when amounts are deducted, loaned, transferred or withdrawn. These transactions are called policy transactions. The number of units a policy has in an investment fund at any time is equal to the number of units purchased minus the number of units redeemed in that fund to that time. The number of units purchased or redeemed in a policy transaction is equal to the dollar amount of the policy transaction divided by the fund’s unit value on the date of the policy transaction. Policy transactions may be made on any day. The unit value that applies to a transaction made on a business day will be the unit value for that day. The unit value that applies to a transaction made on a non-business day will be the unit value for the next business day.

We determine unit values for the investment funds of our SA at the end of each business day. Generally, a business day is any day the New York Stock Exchange is open for trading. A business day immediately preceded by one or more non-business days will include those non-business days as part of that business day. For example, a business day which falls on a Monday will consist of that Monday and the immediately preceding Saturday and Sunday.

The unit value of an investment fund of our SA on any business day is equal to the unit value for that fund on the immediately preceding business day multiplied by the net investment factor for that fund on that business day.

The net investment factor for an investment fund of our SA on any business day is (a) divided by (b), minus (c), where:

(a)

is the net asset value of the shares in designated investment companies that belong to the investment fund at the close of business on such business day before any policy transactions are made on that day, plus the amount of any dividend or capital gain distribution paid by the investment companies on that day;

(b)	is the value of the assets in that investment fund at the close of business on the immediately preceding business day after all policy transactions were made for that day; and

(c)	is any charge for that day for taxes, amounts set aside as a reserve for taxes, or any operating expenses of our SA (including, without limitation, SEC registration fees and auditing fees).

The net asset value of an investment company’s shares held in each investment fund will be the value reported to us by that investment company.

1[Investment Expense Reduction

We will apply an Expense Reduction to the investment funds in the calculation of the daily unit values of each investment fund of our SA. The Expense Reduction for each investment fund will be determined based upon the net total annual portfolio operating expense of each investment fund’s corresponding portfolio, in the manner summarized in the table below.

For purposes of determining the Expense Reduction for each investment fund, we will use the net total annual portfolio operating expense of each investment fund’s corresponding portfolio (1) as shown in the portfolio prospectuses dated on or about 2[May 1st ] of each calendar year for existing portfolios which are already effective as of that date; or (2) as shown in the initial effective portfolio prospectuses for new portfolios that become effective after that date; whichever is applicable.

The minimum annual Expense Reduction for each investment fund is 3[0.15%]; however, in no event will the annual Expense Reduction for each investment fund exceed the net total annual portfolio operating expenses of each investment fund’s corresponding portfolio as of the date each unit value is calculated.

ICC19-19-100-3	Page 3.3a	COIL

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

THE INVESTMENT OPTIONS OF YOUR POLICY 1a[Effective 9/6/2019]

Our Separate Account (SA) (continued)

Net Total Annual Portfolio Operating Expense (before Investment Expense Reduction)	Annual Investment Expense Reduction
7[Less than 4[0.80%]]	8[Annual Investment Expense Reduction will be the amount equal to the greater of 3[0.15%] and any excess of the net total annual portfolio operating expense over 5[0.40%]. However, in no event will the annual Investment Expense Reduction exceed the net total annual portfolio operating expenses.]

4[0.80%] through 6[1.15%]	8[Annual Investment Expense Reduction will be the amount equal to the greater of 3[0.15%] and any excess of the net total annual portfolio operating expense over 4[0.80%]].

Greater than 6[1.15%]	Annual Investment Expense Reduction will equal 3[0.15%]].

Changes to Our SA. We may: (1) change or add designated investment companies; (2) add or remove investment funds; (3) withdraw assets of a class of policies to which this policy belongs from an investment fund and put them in another investment fund; and (4) combine any two or more investment funds.

The term investment fund in this policy will then refer to any other investment fund in which the assets of a class of policies to which this policy belongs were placed.

We also may:

1.	register or deregister any SA available under this policy under the Investment Company Act of 1940;

2.	run any SA available under this policy under the direction of a committee, and discharge such committee at any time;

3.	restrict or eliminate any voting rights of policy owners, or other persons who have voting rights as to any SA available under this policy; and

4.

operate any SA available under this policy, or one or more of its investment funds, by making direct investments or in any other form. If we do so, we may invest the assets of such SA, or one or more of the investment funds, in any legal investments. We will rely upon our own or outside counsel for advice in this regard. Also, unless otherwise required by law or regulation, an investment adviser or any investment policy may not be changed without our consent. If required by law or regulation, the investment policy of an investment fund of any SA available under this policy will not be changed by us unless approved by the Superintendent of Insurance of New York or deemed approved in accordance with such law or regulation. If so required, the process for getting such approval will be on file with the insurance supervisory official of the jurisdiction in which this policy is delivered.

If any of these changes result in a material change in the underlying investments of an investment fund of our SA, we will notify you of such change, as required by law. If you have value in that investment fund we will, if you wish, transfer it at your written direction from that fund to one or more funds of our SA or to our GIA, and you may then change your premium allocation percentages. There will be no charge for such a transfer.

ICC19-19-100-3	Page 3.3b	COIL

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

TRANSFERS AMONG INVESTMENT OPTIONS 1a[Effective 9/6/2019]

1[There are two types of transfers under this policy, as described below: (1) transfers by written request and (2) automatic transfers.]

Transfers by Written Request

Transfer requests in writing must be sent to us by U.S. mail unless we accept an alternative form of communication (such as Internet or facsimile). The use of alternative forms of communication is subject to our rules then in effect for each such service. We may provide information about our rules and the use of communications services in the policy prospectus, prospectus supplements or other notifications, as mailed to your last known address on our records from time to time. Any alternative form of communication that we make available may be changed or discontinued at any time. Communications services may be restricted or denied if we determine that you are using such services for market timing or other trading strategies that may disrupt operation of an investment fund of our SA or have a detrimental effect on the unit value of any investment fund of our SA.

We may:

2[1.	limit transfers among or to the investment funds of our SA to no more than once every 30 days;

2.	require a minimum time period between each transfer into or out of one or more specified investment funds of our SA;

3.	establish a maximum dollar amount that may be transferred by an owner on any transaction date among investment funds of our SA;

4.	reject transfer requests from a person acting on behalf of multiple policy owners unless pursuant to a trading authorization agreement that we have accepted;

5.

restrict or prohibit transfers in connection with the execution of instructions from an investment fund of our SA to restrict or prohibit purchases or redemptions of fund shares or to collect a redemption fee on transfers involving fund shares;

6.

impose conditions or limitations on transfer rights, restrict transfers or refuse any particular transfer if we are concerned that market timing, excessive trading or other trading strategies may disrupt operation of an investment fund of our SA or may have a detrimental effect on the unit value of any investment fund of our SA or determine that you have engaged in any such strategy.]

At your written request, we will transfer amounts from your value in any investment fund of our SA to one or more other funds of our SA or to the unloaned value of our GIA. Any such transfer will take effect on the date we receive your written request.

Once during each policy year, you may ask us, by written request, to transfer an amount you specify from your unloaned value in our GIA to one or more investment funds of our SA. We must receive your request within a period beginning 3[30 days prior to the policy anniversary and ending 60 days after the policy anniversary.] A transfer request received (1) up to 4[30 days prior to the policy anniversary] will become effective on the policy anniversary; and (2) on or within 5[60 days after the policy anniversary] will become effective on the date the request is received. The maximum amount that you may transfer in any policy year is the greatest of (a) 6[$500], (b) 7[25%] of the unloaned value in the GIA on the transfer effective date and (c) 8[the amount transferred from the unloaned value in our GIA in the immediately preceding policy year, if any]. In no event will we transfer more than your unloaned value in our GIA.]

The minimum amount that we will transfer from your value in an investment fund of our SA on any date is the lesser of 9[$500.00] and your value in that investment fund on that date. The minimum amount that we will transfer from your value in our GIA on any date is the lesser of 10[$500.00] and your unloaned value in our GIA on that date. However, we will waive these minimum transfer amount limitations for an investment fund of our SA or our GIA if the total amount being transferred on that date is at least 11[$500.00].

We may charge up to 12[$25.00] for each transfer of amounts among your investment options. The transfer charge, if any, is deducted from the amounts transferred from the investment funds of our SA and from your unloaned value in our GIA in proportion to the respective amounts being transferred.

If you ask us to transfer the entire amount of your value in the investment funds of our SA to our GIA, we will not deduct a charge for that transfer.

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POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX] 1a[Effective 9/6/2019]

TRANSFERS AMONG INVESTMENT OPTIONS

1[Automatic Transfers

You may elect in your application for this policy to make automatic transfers of amounts from the 2[EQ/Money Market variable investment fund] into one or more other investment funds of our SA. The initial minimum amount allocated to the 2[EQ/Money Market variable investment fund] must be at least 3[$5,000.00] to exercise automatic transfers. Each monthly or quarterly transfer must be at least 4[$250.00]. The automatic transfer will take effect in the second calendar month the policy is in force and will continue until the amount in the 2[EQ/Money Market variable investment fund] is depleted. If you have chosen monthly automatic transfers, transfers will occur on the tenth day of each calendar month while automatic transfers are in effect. If you have chosen quarterly automatic transfers, transfers will occur on the tenth day of the last calendar month of each calendar quarter while automatic transfers are in effect.

You may change your automatic transfer instructions at any time by written notice to us and by completing an application for the change. Any change to your automatic transfer instructions will take effect on the 5[10th day of the calendar month or the 10th day of the last calendar month of the calendar quarter only if received by us on or before the close of business by the 8th day of the calendar month, or the 8th day of the last calendar month of the calendar quarter.]

6[Automatic transfers will terminate if any Policy Continuation Rider is in effect under this policy.]]

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POLICY INFORMATION CONTINUED – POLICY NUMBER [XX XXX XXXX] 1a[Effective 9/6/2019]

TABLE OF MAXIMUM

DEDUCTIONS FROM PREMIUM PAYMENTS

PREMIUM CHARGE:

We deduct an amount not to exceed 1[2.25%] from each premium payment.

CHARGE FOR APPLICABLE TAXES (OTHER THAN TAXES AGAINST OUR SEPARATE ACCOUNT):

We deduct a charge of 2[2.00%] from each premium payment for state and local tax expenses that we incur. We reserve the right to change this percentage to conform to changes in the tax laws or if the insured person changes residence.

In addition, we deduct a charge of 3[1.25%] from each premium payment for various federal income tax expenses that we incur.

FOR INFORMATION OR TO MAKE A COMPLAINT

ADMINISTRATIVE OFFICE:

AXA EQUITABLE LIFE INSURANCE COMPANY

4[LIFE OPERATIONS

8501 IBM DRIVE, SUITE 150

CHARLOTTE, NC 28262

(800) 777-6510

www.axa.com]

We will notify you of any change in our address. We will not consider any correspondence you send to us as having been received until it is recorded at our Administrative Office.

Contact for Contract State: Please use the contact information found in the “Policy Information” section if you need to contact the state insurance department where your policy was purchased.

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POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX] 1a[Effective 9/6/2019]

TABLE OF MAXIMUM MONTHLY DEDUCTIONS FROM YOUR POLICY ACCOUNT

PERIOD
Base Policy Cost of Insurance Charge	Maximum monthly cost of insurance rate for the base policy (see Page 4.2) times thousands of base policy net amount at risk.	1[65] Years

Variable Index Segment Account Charge	An amount not to exceed 2[0.1375%] each policy month of each Segment Account while any Segment is in effect.	All Years

9[Integrated Term Insurance Rider]	Maximum Monthly Cost of Insurance Rate for the Integrated Term Rider (see Page 4.2a) times thousands of term insurance benefit.	1[65] Years]

Mortality and Expense Risk Charge	An amount not to exceed 3[0.04166%] each policy month during the first 4[ten] policy years, and thereafter an amount not to exceed 3[0.02916%] each policy month of the amount of your Policy Account that is then allocated to the investment funds of our Separate Account, including the VIO Holding Account and VIO Segment Accounts.	All Years

Administrative Charges	An amount not to exceed 5[$15.00] each policy month.	1[65] Years

	Each policy month during the first twenty policy years: an amount not to exceed 6[$0.20] for each $1,000 of 7[initial] base policy face amount.	1[20] Years

	Each policy month during the first twenty years following an approved requested base policy face amount increase, a charge for each $1,000 of 7[initial] base policy face amount increase. The maximum charge is determined based on the attained age of the insured person on the effective date of the increase, as shown in the table on Page 4.1a. Increases in the base policy face amount resulting from a change in death benefit option will not be subject to this charge.	8[20] Years Following Increase If Applicable

ICC19-19-100-4	Page 4.1	COIL

POLICY INFORMATION CONTINUED – POLICY NUMBER [XX XXX XXX] 1a[Effective 9/6/2019]

TABLE OF MAXIMUM MONTHLY CHARGES PER $1000 OF BASE POLICY FACE AMOUNT INCREASE

INSURED PERSON’S ATTAINED AGE	CHARGE PER $1000	INSURED PERSON’S ATTAINED AGE	CHARGE PER $1000	INSURED PERSON’S ATTAINED AGE	CHARGE PER $1000
1[36	0.21	51	0.36	66	0.61
37	0.21	52	0.38	67	0.62
38	0.22	53	0.39	68	0.63
39	0.23	54	0.41	69	0.64
40	0.24	55	0.42	70	0.65
41	0.24	56	0.44	71	0.66
42	0.25	57	0.46	72	0.67
43	0.26	58	0.47	73	0.68
44	0.26	59	0.49	74	0.69
45	0.27	60	0.51	75	0.70
46	0.29	61	0.53	76	0.70
47	0.30	62	0.55	77	0.70
48	0.32	63	0.56	78	0.70
49	0.33	64	0.58	79	0.70
50	0.35	65	0.60	80	0.70	]

ICC19-19-100-4	Page 4.1a	COIL

POLICY INFORMATION CONTINUED – POLICY NUMBER [XX XXX XXX] 1a[Effective 9/6/2019]

TABLE OF MAXIMUM MONTHLY COST OF INSURANCE RATES

PER $1,000 OF BASE POLICY NET AMOUNT AT RISK

INSURED PERSON’S ATTAINED AGE	RATE	INSURED PERSON’S ATTAINED AGE	RATE	INSURED PERSON’S ATTAINED AGE	RATE
1[35	0.07500	60	0.39583	85	7.13500
36	0.08750	61	0.43500	86	8.20000
37	0.09833	62	0.48333	87	9.44250
38	0.10833	63	0.53750	88	10.86833
39	0.11417	64	0.59917	89	12.44083

40	0.11917	65	0.66500	90	14.14833
41	0.12583	66	0.73667	91	15.93750
42	0.13417	67	0.81333	92	17.76333
43	0.14167	68	0.89833	93	19.60583
44	0.14917	69	0.99417	94	21.37083

45	0.15250	70	1.10750	95	22.97500
46	0.15917	71	1.24167	96	25.04667
47	0.16417	72	1.40167	97	27.30667
48	0.17083	73	1.58917	98	29.83083
49	0.17833	74	1.80333	99	32.58167

50	0.18750	75	2.04250	100 AND	00.00000	]
51	0.20167	76	2.30500	ABOVE
52	0.21917	77	2.59583
53	0.24000	78	2.91750
54	0.26167	79	3.28667

55	0.28333	80	3.71417
56	0.30333	81	4.21750
57	0.32250	82	4.78417
58	0.34250	83	5.44833
59	0.36583	84	6.22417

ICC19-19-100-4	Page 4.2	COIL

[POLICY INFORMATION CONTINUED – POLICY NUMBER [XX XXX XXX] 1a[Effective 9/6/2019]

TABLE OF MAXIMUM MONTHLY COST OF INSURANCE RATES

PER $1,000 OF INTEGRATED TERM RIDER BENEFIT

INSURED PERSON’S ATTAINED AGE	RATE	INSURED PERSON’S ATTAINED AGE	RATE	INSURED PERSON’S ATTAINED AGE	RATE
1[35	0.07917	60	0.41583	85	7.49167
36	0.09167	61	0.45667	86	8.61000
37	0.10333	62	0.50750	87	9.91500
38	0.11417	63	0.56417	88	11.41167
39	0.12000	64	0.62917	89	13.06250

40	0.12500	65	0.69833	90	14.85583
41	0.13250	66	0.77333	91	16.73417
42	0.14083	67	0.85417	92	18.65167
43	0.14917	68	0.94333	93	20.58583
44	0.15667	69	1.04417	94	22.43917

45	0.16000	70	1.16250	95	24.12417
46	0.16750	71	1.30417	96	26.29917
47	0.17250	72	1.47167	97	28.67167
48	0.17917	73	1.66833	98	31.32250
49	0.18750	74	1.89333	99	34.21083

50	0.19667	75	2.14500	100 AND	00.00000	]
51	0.21167	76	2.42000	ABOVE
52	0.23000	77	2.72583
53	0.25167	78	3.06333
54	0.27500	79	3.45083

55	0.29750	80	3.90000
56	0.31833	81	4.42833
57	0.33833	82	5.02333
58	0.36000	83	5.72083
59	0.38417	84	6.53500

ICC19-19-100-4	Page 4.2a	COIL

POLICY INFORMATION CONTINUED – POLICY NUMBER [XX XXX XXX] 1a[Effective 9/6/2019]

ENHANCED AMOUNT

The Enhanced Amount is an additional amount available upon a full surrender of this policy during the first fourteen policy years. The enhanced amount is equal to the lesser of (1) and (2), where

(1)

is the cumulative charges deducted from premiums that were paid and per $1000 of base policy face amount administrative charges, from the Register Date of the policy up to the date of surrender, multiplied by the factor specified in the table below;

POLICY YEAR	FACTOR
1[1	1.00
2	0.65
3	0.65
4	0.55
5	0.40
6	0.30
7	0.20
8	0.10
9	0.05
10	0.05
11	0.05
12	0.05
13	0.05
14	0.05
15 AND LATER	0.000]

2[If the policy is fully surrendered during the first 5[two] policy years, we will increase this amount by the following:

a.

At the time of full surrender in policy year one, the “first year factor” (see table below) times 3[2.25%] times the lesser of (1) 4[$2,815.00] and (2) cumulative premiums paid, plus cumulative loan repayments, minus cumulative loans;

b.

At the time of full surrender in policy year 5[two], 6[30%] times 7[2.25%] times the lesser of (1) 8[$5,630.00] and (2) cumulative premiums paid, plus cumulative loan repayments, minus cumulative loans, minus cumulative partial withdrawals.

POLICY MONTH	FIRST YEAR FACTOR
9[1	0
2.04
3.08
4.12
5.16
6.21
7.26
8.31
9.36
10.41
11.46
12	.51]]

(2) is the greater of accumulated premiums paid, plus accumulated loan repayments, minus accumulated loans, minus accumulated partial withdrawals, minus the Policy Account Value and 0. The accumulation rate used for this calculation is 10[4.00]% annually in years 1-3 and 11[5.00]% annually in years 4 and later.

THE ENHANCED AMOUNT IS AVAILABLE ONLY IN CERTAIN CIRCUMSTANCES; SEE THE “ENHANCED AMOUNT” PROVISION OF THIS POLICY FOR MORE INFORMATION.

ICC19-19-100-4	Page 4.3	COIL

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX] 1[Effective 9/6/2019]

TABLE OF PERCENTAGES OF POLICY ACCOUNT

INSURED PERSON’S ATTAINED AGE	PERCENTAGE	INSURED PERSON’S ATTAINED AGE	PERCENTAGE
40 and under	250%	61	128%
41	243	62	126
42	236	63	124
43	229	64	122
44	222	65	120
45	215	66	119
46	209	67	118
47	203	68	117
48	197	69	116
49	191	70	115
50	185	71	113
51	178	72	111
52	171	73	109
53	164	74	107
54	157	75-90	105
55	150	91	104
56	146	92	103
57	142	93	102
58	138	94 and above	101
59	134
60	130

The definition of life insurance in Section 7702 of the Internal Revenue Code of 1986, as amended (i.e., the “Code”), limits the amounts that may be paid into a life insurance policy relative to the benefits it provides. Even if this policy states otherwise, at no time will the “future benefits” under this policy be less than an amount such that the “premiums paid” do not exceed the Code’s “guideline premium limitations.” We may not accept or may refund premium paid to meet these limitations. Also, at no time will the “death benefit” under the policy be less than the “applicable percentage” of the “cash surrender value” of the policy. The terms in quotations are defined in the Code. In addition, we may take certain actions, described in the policy, to meet the definitions and limitations in the Code.

ICC19-19-100-4-GPT	Page 4.4	COIL

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX] 1a[Effective 9/6/2019]

TABLE OF PERCENTAGES OF POLICY ACCOUNT

INSURED PERSON’S ATTAINED AGE	PECENTAGE	INSURED PERSON’S ATTAINED AGE	PERCENTAGE	INSURED PERSON’S ATTAINED AGE	PERCENTAGE
1[35	570.9%	55	290.2%	75	157.6%
36	551.2	56	280.8	76	153.7
37	532.5	57	271.7	77	149.9
38	514.6	58	263.0	78	146.3
39	497.4	59	254.5	79	142.9

40	480.9	60	246.3	80	139.7
41	464.9	61	238.5	81	136.6
42	449.4	62	230.9	82	133.7
43	434.5	63	223.7	83	131.0
44	420.1	64	216.8	84	128.4

45	406.2	65	210.2	85	126.0
46	392.8	66	203.8	86	123.8
47	379.7	67	197.7	87	121.8
48	367.1	68	191.9	88	119.9
49	354.9	69	186.3	89	118.2

50	343.1	70	180.9	90	116.7
51	331.7	71	175.8	91	115.3
52	320.7	72	170.9	92	114.0
53	310.1	73	166.3	93	112.8
54	299.9	74	161.8	94	111.6

				95	110.4
				96	109.0
				97	107.5
				98	105.7
				99	103.3

				100 and above	101.0	]

This policy is designed to satisfy the definition of life insurance for federal income tax purposes under Section 7702 of the Internal Revenue Code of 1986, as amended (i.e., the “Code”). Accordingly, even if this policy states otherwise, at no time will the death benefits under the policy be less than the cash surrender value of the policy, divided by the net single premium per dollar of insurance which would have to be paid at such time to fund such benefits consistent with the definition of such terms in the Code. At no time will the “death benefit” under the policy be less than the applicable percentage of the “cash surrender value” of the policy. In addition, we may take certain actions, described in the policy, to meet the definitions and limitations in the Code.

ICC19-19-100-4-CVAT	Page 4.4	COIL

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX] 1a[Effective 9/6/2019]

TABLE OF MAXIMUM POLICY CONTINUATION CHARGE RATES

INSURED PERSON’S ATTAINED AGE	RATE	INSURED PERSON’S ATTAINED AGE	RATE	INSURED PERSON’S ATTAINED AGE	RATE
75	5.00%	90	5.00%	105	5.00%
76	5.00%	91	5.00%	106	5.00%
77	5.00%	92	5.00%	107	5.00%
78	5.00%	93	5.00%	108	5.00%
79	5.00%	94	5.00%	109	5.00%
80	5.00%	95	5.00%	110	5.00%
81	5.00%	96	5.00%	111	5.00%
82	5.00%	97	5.00%	112	5.00%
83	5.00%	98	5.00%	113	5.00%
84	5.00%	99	5.00%	114	5.00%
85	5.00%	100	5.00%	115	5.00%
86	5.00%	101	5.00%	116	5.00%
87	5.00%	102	5.00%	117	5.00%
88	5.00%	103	5.00%	118	5.00%
89	5.00%	104	5.00%	119	5.00%
				120	5.00%

ICC19-19-100-4-GPT (PCR)	Page 4.4a	COIL

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX] 1a[Effective 9/6/2019]

TABLE OF MAXIMUM POLICY CONTINUATION CHARGE RATES

INSURED PERSON’S ATTAINED AGE	RATE	INSURED PERSON’S ATTAINED AGE	RATE	INSURED PERSON’S ATTAINED AGE	RATE
1[75	19.40%	90	10.30%	105	5.00%
76	18.85%	91	9.55%	106	5.00%
77	18.35%	92	8.80%	107	5.00%
78	17.80%	93	7.95%	108	5.00%
79	17.25%	94	7.10%	109	5.00%
80	16.70%	95	6.15%	110	5.00%
81	16.10%	96	5.10%	111	5.00%
82	15.50%	97	5.00%	112	5.00%
83	14.90%	98	5.00%	113	5.00%
84	14.25%	99	5.00%	114	5.00%
85	13.65%	100	5.00%	115	5.00%
86	13.00%	101	5.00%	116	5.00%
87	12.35%	102	5.00%	117	5.00%
88	11.65%	103	5.00%	118	5.00%
89	11.00%	104	5.00%	119	5.00%
				120	5.00%]

ICC19-19-100-4-CVAT (PCR)	Page 4.4a	COIL

Those Who Benefit from this Policy

Owner. Unless otherwise stated in the application, or later changed, the owner of this policy is the insured person. The owner can exercise all the rights of this policy while the insured person is living. To exercise a right, you do not need the consent of anyone who has only a conditional or future ownership interest in this policy.

Beneficiary. The beneficiary is as stated in the application, unless later changed. The beneficiary is entitled to the Insurance Benefit of this policy. One or more beneficiaries for the Insurance Benefit can be named. If more than one beneficiary is named, they can be classified as primary or contingent. The Insurance Benefit will be paid to the primary beneficiaries who survive the insured person. If no primary beneficiaries survive, payment will be made to any surviving contingent beneficiaries. Beneficiaries who survive in the same class will share the Insurance Benefit equally, unless you have stated otherwise.

If there is no beneficiary living at the death of the insured person, we will pay the Insurance Benefit to the insured person’s surviving children in equal shares, unless you have stated otherwise. If none survive, we will pay the insured person’s estate.

Changing the Owner or Beneficiary. While the insured person is living, you may change the owner or beneficiary by written notice in a form satisfactory to us.

You can get such a form from your agent or by writing to us. If a beneficiary is designated irrevocable, any change will require the written consent of that beneficiary. The change will take effect on the date you sign the notice, unless otherwise specified by you, except that it will not apply to any payment we make or other action we take before we record the notice. We may restrict changes in ownership in order to satisfy applicable laws or regulations.

Assignment. You may assign this policy; however, we will not be bound by an assignment unless we have recorded it. Your rights and those of any other person referred to in this policy will be subject to the assignment. We assume no responsibility for the validity of an assignment. An absolute assignment will be considered as a change of ownership to the assignee. The assignment, unless otherwise specified by you, will take effect on the date you sign the assignment notice, except that it will not apply to any payment we make or other action we take before we record the notice. We may restrict assignments in order to satisfy applicable laws or regulations.

The Insurance Benefit We Pay

We will pay the Insurance Benefit of this policy to the beneficiary upon the death of the insured person when we receive: (1) proof that the insured person died while this policy was in force; (2) proof of interest of the claimant; and (3) all other requirements we deem necessary. The Insurance Benefit includes the following amounts, which we will determine as of the date of death of the insured person:

•	the death benefit described in the “Base Policy Death Benefit” provision;

•	plus any other benefits then due from riders to this policy, which are payable to the base policy beneficiary;

•	minus any policy loan and accrued loan interest or liens;

•	minus any overdue deductions from your Policy Account if the insured person dies during a grace period.

Interest on the Insurance Benefit We Pay. Interest on the resulting amount stated above shall accrue and be payable from the date of death. Interest shall accrue at a rate not less than the Two-Year Treasury Constant Maturity Rate as published by the Federal Reserve. In determining the effective annual rate or rates, we will use the rate in effect on the date of death.

Interest shall accrue at the effective annual rate determined above, plus additional interest at a rate of 10% annually beginning with the date that is 31 calendar days from the latest of Items 1,2 and 3.

1.	The date that due proof of death is received by us;

2.	The date the company receives sufficient information to determine its liability, the extent of the liability, and the appropriate payee legally entitled to the proceeds; and

3.

The date that legal impediments to payment of proceeds that depend on the action of parties other than the company are resolved and sufficient evidence of the same is provided to the company. Legal impediments to payment include but are not limited to (a) the establishment of guardianships and conservatorships; (b) the appointment and qualification of trustees, executors and administrators; and (c) the submission of information required to satisfy State and Federal reporting requirements.

ICC19-19-100	Page 5	COIL

Base Policy Death Benefit. The death benefit of this policy will be determined under either Option A or Option B, whichever you have chosen and is in effect on the date of death of the insured person. For purposes of computing this benefit, the value of your Policy Account includes the Enhanced Amount.

Under Option A, the base policy death benefit is the greater of (a) the base policy face amount; or (b) a percentage of the amount in your Policy Account on the date of death of the insured person. Under this option, the amount of the base policy death benefit is fixed, except when it is determined by such percentage.

Under Option B, the base policy death benefit is the greater of (a) the base policy face amount plus the amount in your Policy Account on the date of death of the insured person; or (b) a percentage of the amount in your Policy Account on the date of death of the insured person. Under this option the amount of the base policy death benefit is variable.

The percentages referred to above are the percentages from the “Table of Percentages of Policy Account” shown in the “Policy Information” section of this policy for the insured person’s age (nearest birthday) at the beginning of the policy year of determination.

Coverage After Age 100. If this policy is in force on the policy anniversary when the insured person reaches attained age 100, it will remain in force during the lifetime of the insured person, subject to the “Policy Loan” provision. The death benefit will continue to be determined as described in the “Base Policy Death Benefit” provision. No premium payments, partial withdrawals, changes in face amount or changes in death benefit option will be permitted after attained age 100 of the insured person. However, policy loans, loan repayments, and transfers among your investment options may continue to be made, subject to our normal rules as stated in other provisions of the policy pertaining to these items. No deductions for cost of insurance or administrative charges (except for the mortality and expense risk charge) will be made after attained age 100 of the insured person. This policy may not qualify as life insurance if it is continued beyond attained age 100 of the insured person and may be subject to adverse tax consequences. You should consult a tax advisor prior to continuing coverage beyond that time.

Changing the Face Amount of the Base Policy or Changing the Death Benefit Option

You may change the face amount of the base policy or change the death benefit option by written request to us at our Administrative Office, subject to the following conditions:

1. Starting in the policy year shown in the “Policy Information” section of this policy and subject to our underwriting rules then in effect, you may ask us to increase the base policy face amount. You must provide evidence satisfactory to us of the insurability of the insured person. Any requested increase must be for at least the amount shown in the “Policy Information” section of this policy. We will decline your request if the insured person does not qualify for the increase subject to our underwriting rules then in effect. If we approve your request, we may apply a rating class for the increase different from that approved at issue or for a prior increase in base policy face amount.

2. Starting in the policy year shown in the “Policy Information” section of this policy, you can change the death benefit option of the policy subject to our underwriting rules then in effect as to maximum age. If you ask us to change from Option A to Option B, we will reduce the base policy face amount by the amount in your Policy Account on the date the change takes effect. Reductions in base policy face amount will be in the same order as specified in item 3. below. However, we will decline to make such change if it would reduce the base policy face amount to less than the minimum for this item shown in the “Policy Information” section of this policy. If you ask us to change from Option B to Option A, we will increase the base policy face amount by the amount in your Policy Account on the date the change takes effect. Such reductions and increases in the base policy face amount are made so that the death benefit remains the same on the date the change takes effect.

ICC19-19-100	Page 6	COIL

3. Starting in the policy year shown in the “Policy Information” section of this policy and while the insured person is not more than attained age 99, you may ask us to reduce the base policy face amount. Any such reduction in the face amount may not be less than the amount shown in the “Policy Information” section of this policy. Reductions will be applied as follows: (a) first, to reduce any portion of the most recent approved requested increase in base policy face amount that is currently in force; (b) next, to reduce any portions of the next most recent approved requested increases that are currently in force, successively; (c) next, to reduce any portions of increases resulting from death benefit option changes that are currently in force; and (d) finally, to reduce the portion of the initial base policy face amount that is currently in force. The base policy face amount after the reduction must not be less than the minimum base policy face amount shown in the “Policy Information” section of this policy.

4. The change will take effect at the beginning of the policy month that coincides with or next follows the date we approve your request.

5. We may decline to make any change that we believe would cause this policy to fail to qualify as life insurance under applicable tax law. We also may decline to make any change that may cause this policy to lose its ability to be tested for federal income tax purposes under the 2017 Commissioners Standard Ordinary Mortality Tables. See “Policy Changes – Applicable Tax Law” provision of this policy for more information.

6. You may ask for a change by completing an application for change, which you can get from your agent or by writing to us at our Administrative Office. A copy of your application for change will be attached to the new “Policy Information” section that we will issue when the change is made. The new section and the application for change will become a part of this policy. We may require you to return this policy to our Administrative Office to make a policy change.

The Premiums You Pay

The minimum initial premium payment shown in the “Policy Information” section is due on or before delivery of this policy. No insurance will take effect before a premium at least equal to the minimum initial premium is paid. Other premiums may be paid at our Administrative Office at any time prior to attained age 100 of the insured person while this policy is in force. We will furnish you with a premium receipt, signed by one of our officers, upon request.

We will send premium notices to you for the planned periodic premium shown in the ‘Policy Information” section. You may skip planned periodic premium payments. However, this may adversely affect the duration of the death benefit and your policy’s values. We will assume that any payment you make to us is a premium payment, unless you tell us in writing that it is a loan repayment.

If you stop paying premiums, insurance coverage will continue for as long as your Net Policy Account Value is sufficient to cover the monthly deductions described in the “Monthly Deductions” provision, with a further extension of coverage as described in the “Grace Period” provision of this policy.

Limits. Each premium payment after the initial one must be at least the amount shown in the “Policy Information” section of this policy. We may increase this minimum limit 90 days after we send you written notice of such increase. We may limit the amount of any premium payments you may make if they would immediately result in more than a dollar for dollar increase in the death benefit (which would happen if the death benefit is determined as a percentage of your Policy Account, as described in the “Base Policy Death Benefit” provision), unless you provide satisfactory evidence of insurability of the insured person, and it would not cause this policy to lose its ability to be tested for federal income tax purposes under the 2017 Commissioners Standard Ordinary Mortality Tables.

We also may not accept premium payments or may return excess amounts that we believe would cause this policy to fail to qualify as life insurance under applicable tax law unless premiums are necessary to continue coverage.

Grace Period. At the beginning of each policy month, we compare your Net Policy Account Value (this is equal to the amount in your Policy Account minus any outstanding policy loan and accrued loan interest) to the total monthly deductions described in the “Monthly Deductions” provision. If your Net Policy Account Value is sufficient to cover the total monthly deductions, this policy is not in default.

If the Net Policy Account Value at the beginning of any policy month is less than the monthly deductions for that month, the policy is in default as of the first day of such policy month.

If the policy is in default, we will send you and any assignee on our records at the last known addresses written notice stating that a grace period of 61 days has begun starting with the date the notice is mailed. The notice will also state the amount of payment that is due.

ICC19-19-100	Page 7	COIL

The payment required will not be more than an amount sufficient to increase your Net Policy Account Value to cover all monthly deductions for 3 months, calculated assuming no interest or investment performance was credited to or charged against your Policy Account and assuming no policy changes were made.

If we do not receive such amount at our Administrative Office postmarked within the grace period, we will then (1) withdraw and retain any amount in your Policy Account; and (2) send a written notice to you and any assignee on our records at the last known addresses stating that this policy has ended without value.

If we receive the requested amount postmarked within the grace period, but your Net Policy Account Value is still insufficient to cover the total monthly deductions, we will send a written notice that a new 61-day grace period has begun and request an additional payment.

If the insured person dies during a grace period, we will pay the Insurance Benefit as described on Page 5.

Restoring Your Policy Benefits. If this policy has ended without value and was not given up for its Net Cash Surrender Value, you may restore policy benefits while the insured person is alive. In order to restore benefits, you must:

1.	Ask for restoration of policy benefits within 3 years from the end of the grace period; and

2.	Provide evidence of insurability satisfactory to us; and

3.

Make the required payment. The required payment will not be more than an amount sufficient to cover (i) total monthly deductions for 3 months, calculated from the effective date of restoration; and (ii) the charges deducted from premiums. We will determine the amount of this required payment as if no interest or investment performance was credited to or charged against your Policy Account.

We will not restore the policy unless the insured person is alive on the effective date of policy restoration. The effective date of the restoration of policy benefits will be the beginning of the policy month which coincides with or next follows the date we approve your request. We will deduct an amount not to exceed the charges shown in the “Table of Maximum Deductions From Premium Payments” from the required payment. Your Policy Account on the date of restoration will be equal to the balance of the required payment. We will start to make monthly deductions again as of the effective date of restoration. Restoration of this policy will not restore any Enhanced Amount that was applicable on the day of default.

We may decline to restore this policy if we believe it would cause this policy to fail to qualify as life insurance under applicable tax law. We also may decline a restoration that may cause this policy to lose its ability to be tested for federal income tax purposes under the 2017 Commissioners Standard Ordinary Mortality Tables. See the “Policy Changes – Applicable Tax Law” provision of this policy for more information.

Your Policy Account and How it Works

Premium Payments. When we receive your premium payments, we deduct an amount not to exceed the charges shown in the Table of Maximum Deductions from Premium Payments in the “Policy Information” section of this policy and any overdue monthly deductions. We put the balance (the net premium) into your Policy Account as of the date we receive the premium payment at our Administrative Office and before any deductions from your Policy Account due on that date are made. However, we will put the initial net premium payment into your Policy Account as of the Register Date if it is later than the date of receipt. No premiums will be applied to your Policy Account until the minimum initial premium payment, as shown in the “Policy Information” section of this policy, is received at our Administrative Office.

Monthly Deductions. At the beginning of each policy month we make a deduction from your Policy Account to cover the charges described below. If you do not submit the full minimum initial premium with your application, and the minimum initial premium is paid upon policy delivery, your monthly deductions commence as of the Register Date. Such deduction for any policy month is the sum of the following amounts determined as of the beginning of that month:

•	the monthly administrative charges;

•	the monthly mortality and expense risk charge;

•	the monthly cost of insurance for the insured person; and

•	the monthly cost of any benefits provided by riders to this policy.

Cost of Insurance. The monthly cost of insurance at the beginning of any policy month equals (a) the sum of the individual costs of insurance for each coverage layer, plus (b) any flat extra charge shown in the “Policy Information” section of this policy. The cost of insurance for each coverage layer equals the cost of insurance rate for that layer times the net amount at risk for that layer divided by $1,000.

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Coverage layers at the beginning of each policy month correspond to the base policy face amount at issue and any face amount increases after issue that are currently in force. The initial coverage layer equals the portion of the initial face amount that is still in force, plus any increases in face amount due to death benefit option changes that are still in force. If there are any approved requested face amount increases after issue, an additional coverage layer is created on each increase effective date. Each additional coverage layer equals the portion of the increase, if any, which is currently in force.

The cost of insurance rate for the initial coverage layer is based upon the insured person’s issue age, sex, class of risk, and tobacco user status at issue, and the policy year. The cost of insurance rate for any additional coverage layer is based upon the insured person’s age, sex, class of risk, and tobacco user status on the increase effective date, and the number of years since the increase effective date.

The net amount at risk is calculated first for the initial coverage layer, and then for the additional coverage layers, if any, in the order in which such coverage layers were created. The net amount at risk for any layer cannot be less than zero. If death benefit option A is in effect, the net amount at risk for the initial coverage layer is the amount of that layer minus the Policy Account Value. The net amount at risk for the second coverage layer, if any, is the amount of that layer minus any excess of the Policy Account Value over the initial coverage layer. The net amount at risk for the third and later coverage layers, if any, is the amount of that layer minus any excess of the Policy Account Value over the sum of the coverage layers for which the net amount at risk has already been calculated. If death benefit option B is in effect, the net amount at risk for the initial coverage layer is the face amount of that layer plus any applicable Enhanced Amount. The net amount at risk for each additional coverage layer is the amount of that layer. For either death benefit option, if the death benefit minus the Policy Account Value exceeds the sum of the net amounts at risk for all the coverage layers, the excess is added to the net amount at risk for the most recent coverage layer.

We will determine cost of insurance rates from time to time. Any change in the cost of insurance rates we use will be as described in the “Changes in Policy Cost Factors” provision. They will never be more than those shown in the applicable Table of Maximum Monthly Cost of Insurance Rates Per $1,000 of Base Policy Net Amount at Risk in the “Policy Information” section.

Other Deductions. We may also deduct a charge from your Policy Account for certain transfers as they occur. See the “Transfers by Written Request” provision in the “Policy Information” section of this policy for more information

The Cash Surrender Value of this Policy

Cash Surrender Value. The Cash Surrender Value on any date is equal to the amount in your Policy Account plus the Enhanced Amount, if applicable, as described in the “Enhanced Amount” provision.

Net Cash Surrender Value. The Net Cash Surrender Value is equal to the Cash Surrender Value minus any outstanding policy loan and accrued loan interest. You may give up this policy for its Net Cash Surrender Value at any time while the insured person is living. You may do this by sending us this policy along with a written request for cancellation or surrender to our Administrative Office. Your written request for cancellation or surrender must include the following:

1.	A statement that makes it clear that you intend to surrender the policy;

2.	The policy number of the policy to be surrendered;

3.	The name of the insured person and your name (if other than the insured person) and address where proceeds should be mailed;

4.

Your signature and, if required by a legally binding document of which we have an actual notice, the signature of a collateral assignee or other person having an interest in the policy through the legally binding document;

5.

If the policy has been lost, stolen or destroyed, you must include a statement in the written request that the policy was lost, stolen or destroyed with an approximate date of when the policy was lost, stolen or destroyed.

If this policy has a Cash Surrender Value and is being given up for its Net Cash Surrender Value, a completed withholding authorization must also be included with your written request. If this form is not provided to us with your written request for surrender, we will withhold income tax on the taxable portion of your distribution at the mandated federal and state tax rates. Withholding rules may also apply to other distributions under this policy.

We will compute the Net Cash Surrender Value as of the date we receive your request for it and this policy at our Administrative Office. All insurance coverage under this policy ends on the date we receive your written request.

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Enhanced Amount. The Enhanced Amount is an additional amount available upon a full surrender of this policy during the first fourteen policy years under the conditions described in the next paragraph below. The Enhanced Amount is equal to the lesser of (1) and (2), where (1) is the cumulative charges deducted from premiums that were paid and per $1000 of base policy face amount administrative charges, from the Register Date of the policy up to the date of surrender, multiplied by a factor; and (2) is the greater of [((A) + (B)) – ((C) + (D) + (E))] and zero, where: (A) is accumulated premiums paid; (B) is accumulated loan repayments; (C) is accumulated loans; (D) is accumulated partial withdrawals; and (E) is the Policy Account Value. Additionally, we will increase the amount in (1) if the policy is surrendered during the first two policy years. The calculation of the Enhanced Amount is described more fully in the “Policy Information” section of this policy.

The Enhanced Amount is available only upon a full surrender of this policy for its Net Cash Surrender Value paid directly to the policy owner. It is not available for policy loans, partial withdrawals, or to cover monthly charges. It is not available if this policy is being exchanged or replaced with another life insurance policy or annuity contract on the insured person including (but not limited to) any transaction qualifying for income tax free exchange treatment under section 1035 of the Internal Revenue Code or any similar or successor provision thereof.

The Enhanced Amount expires at the end of the fourteenth policy year or, if earlier, upon termination of the policy without value.

Partial Withdrawal. Starting in the policy year shown in the “Policy Information” section of this policy while this policy is in force, and the insured person is not more than attained age 99, you may ask for a partial withdrawal of the Net Policy Account Value. You may send your written request for a partial withdrawal to our Administrative Office. Your request will be subject to our approval based on our rules in effect when we receive your request, and to the minimum withdrawal amount shown in the “Policy Information” section of this policy. We may decline a request for a partial withdrawal if we believe this would cause the policy to fail to qualify as life insurance under applicable tax law. We will decline a request for a partial withdrawal if this would cause a decrease in the base policy face amount to less than the minimum base policy face amount shown in the “Policy Information” section of this policy.

A partial withdrawal will result in a reduction in the Cash Surrender Value and in your Policy Account equal to the amount withdrawn as well as a reduction in your death benefit. If the Enhanced Amount described above is included in the Cash Surrender Value, a partial withdrawal will further reduce the Cash Surrender Value as shown in the “Policy Information” section of this policy. If the death benefit is Option A, and the death benefit minus the amount to be withdrawn is less than the base policy face amount, the base policy face amount will be reduced to the death benefit minus the amount to be withdrawn. Any reduction in base policy face amount will be applied in the same order as specified in item 3 of the “Changing the Face Amount of the Base Policy or Changing the Death Benefit Option” section of this policy. If the death benefit is Option B, the base policy face amount will not be reduced. Under either death benefit option, the partial withdrawal will result in a reduction in your death benefit. The death benefit after the withdrawal will be determined as described in the “Base Policy Death Benefit” provision of this policy based on your Policy Account and the base policy face amount after the withdrawal.

We will take the withdrawal from your unloaned values in our GIA and in the investment funds of our SA in proportion to their respective values at the time of the withdrawal.

Such withdrawal and resulting reduction in the death benefit, in the Cash Surrender Value and in your Policy Account will take effect on the date we receive your written request at our Administrative Office. We will send you a new “Policy Information” section if a withdrawal results in a reduction in the face amount. It will become a part of this policy. We may require you to return this policy to our Administrative Office to make a change.

How a Loan Can Be Made

Policy Loans. You can take a loan on this policy while it has a loan value. This policy will be the only security for the loan. The initial loan and each additional loan must be for at least the amount shown in the “Policy Information” section of this policy. Any amount on loan is part of your Policy Account. We refer to this as the loaned portion of your Policy Account.

Carry Over Loans. If this policy was issued based, in whole or in part, upon an exchange of another life insurance policy, any existing loan transferred from the exchanged policy as approved by us subject to our rules then in effect will be put into the loaned portion of your Policy Account. For purposes of determining any charges as described in the “Table of Maximum Deductions from Premium Payments” in the “Policy Information” section of this policy, we will consider the transferred loan amount as premium received by us in consideration of issuing this policy. If a refund is made under the “Right to Examine Policy” provision, we will deduct any outstanding policy loan and accrued loan interest from that refund.

Loan Value. The loan value on any date before attained age 75 of the insured person is 90% of your Policy Account Value on that date, and 100% thereafter. The amount of any new loan you take may not be more than the loan value, less any existing loan and accrued loan interest. If you request an increase to an existing loan, the additional amount requested will be added to the amount of the existing loan and accrued loan interest.

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Your request for a policy loan must be made in writing to our Administrative Office. We will allocate the loan to your unloaned values in our GIA and in the investment funds of our SA in proportion to their respective values at the time of the loan. Such values will be determined as of the date we receive your request.

The loaned portion of your Policy Account will be maintained as a part of our GIA. Thus, when a loaned amount is allocated to an investment fund of our SA, we will redeem units of that investment fund sufficient in value to cover the amount of the loan so allocated and transfer that amount to the loaned portion of your Policy Account.

Loan Interest. Interest on a loan accrues daily at an adjustable loan interest rate. We will determine the rate at the beginning of each policy year, subject to the following paragraphs. It will apply to any new or outstanding loan under the policy during the policy year next following the date of determination.

The maximum loan interest rate for a policy year will be the greater of (1) the “Published Monthly Average,” as defined below, for the calendar month that ends two months before the date of determination or (2) the minimum guaranteed interest rate appearing in the “Policy Information” section of this policy plus 1% per year. “Published Monthly Average” means the Moody’s Corporate Bond Yield Average – Monthly Average Corporates published by Moody’s Investors Service, Inc., or any successor to it. If such averages are no longer published, we will use such other averages as may be permitted by the Interstate Insurance Product Regulation Commission.

No change in the rate shall be less than 1⁄2 of 1% per year. We may increase the rate whenever the maximum rate exceeds the rate being charged by 1⁄2 of 1% or more. We will reduce the rate to or below the maximum rate if the maximum is lower than the rate being charged by 1⁄2 of 1% or more. We may set a rate lower than the maximum. We will notify you of the initial loan interest rate when you take out a loan. We will also give you advance written notice of any increase in the interest rate of any outstanding loan.

Loan interest is due on each policy anniversary. If the interest is not paid when due, it will be added to your outstanding loan and allocated to your unloaned values in our GIA and in the investment funds of our SA in proportion to their respective values at that time. The unpaid interest will then be treated as part of the loaned amount and will bear interest at the loan rate then in effect.

When unpaid loan interest is allocated to an investment fund of our SA, we will redeem units of that investment fund sufficient in value to cover the amount of the interest so allocated and transfer that amount to the loaned portion of your Policy Account.

Loan Repayment. You may repay all or part of a policy loan and accrued loan interest at any time while the insured person is alive and this policy is in force.

Repayments will first be allocated to our GIA until you have repaid any loaned amounts that were allocated to our GIA. Any repayment above that amount will be allocated among our GIA and the investment funds of our SA on the basis of the premium allocation percentages then in effect.

Failure to repay a policy loan and accrued loan interest will not terminate this policy unless at the beginning of a policy month your Net Policy Account Value is less than the total monthly deduction then due, if any. In that case, the “Grace Period” provision will apply.

A policy loan may have a permanent effect on your benefits under this policy even if it is repaid. During any period in which there is an outstanding loan, the interest rate we credit to the loaned portion of your Policy Account may be different than the rate we credit to the unloaned portion of your Policy Account. See the “Your Value in our GIA” provision of this policy for more information.

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Our Annual Report to You

For each policy year we will send you without charge a report for this policy that will show the premiums paid and any other information as may be required by state or Federal law, in addition to the following information required by the Interstate Insurance Product Regulation Commission:

1.	the beginning and end dates of the current report period;

2.	the value of your Policy Account (i.e., any amounts you have in the investment funds of our SA and in our GIA), if any, at the beginning and end of the current report period;

3.

the amounts that have been credited to and debited from your Policy Account during the current report period (such as premium payments, interest credited, cost of insurance charges for the policy and any additional benefit riders, mortality and expense risk charges, administrative charges, premium charges, and withdrawals);

4.	the current death benefit at the end of the current report period;

5.

any Cash Surrender Value and any policy loan with the current loan interest rate at the end of the current report period; and a notice, if applicable, that the policy may terminate without value before the end of the next reporting period unless additional premiums are paid (assuming guaranteed interest, the investment performance of the investment funds of our SA, mortality, and premium charges).

How Benefits Are Paid

The Insurance Benefit or your Net Policy Account Value withdrawals are paid immediately in one sum. Amounts paid will not be subject to the claims of creditors or to legal process, to the extent permitted by law.

Other Important Information

Your Contract with Us. This policy is issued in consideration of payment of a premium at least equal to the minimum initial premium payment shown in the “Policy Information” section of this policy. This policy, any riders or endorsements, and the attached copy of the initial application and all subsequent applications to change this policy, and all additional “Policy Information” sections added to this policy, make up the entire contract.

Only our Chairman of the Board, our President or a person authorized by our Board of Directors can modify this policy or waive any of our rights or requirements under it. The person making these changes must put them in writing and sign them.

Policy Changes — Applicable Tax Law. For you and the beneficiary to receive the tax treatment accorded to life insurance under federal law, this policy must qualify as life insurance under the Code or successor law. Therefore, as stated earlier in this policy, we may decline to accept premium payments, change death benefit options, change the face amount, or permit partial withdrawals that we believe would cause this policy to fail to qualify as life insurance under applicable tax law. Further, we may make changes in this policy or its riders (for example, in the percentages referred to in the “Base Policy Death Benefit” provision) or require additional premium payments, or make distributions to you from this policy or change the face amount to the extent we deem it necessary to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. You will be given advance written notice of such changes. We also may decline any change that may cause this policy to lose its ability to be tested for federal income tax purposes under the 2017 Commissioners Standard Ordinary Mortality Tables.

Changes in Policy Cost Factors. Changes in policy cost factors (interest rates we credit to the Guaranteed Interest Account, cost of insurance rates, the premium charge, the administrative charge, any mortality and expense risk charge, any Growth Cap Rates, any Participation Rates, and the rates for any additional benefit riders) will be on a basis that is equitable to all policies belonging to a given class, and will be determined based on reasonable assumptions as to expenses, mortality, investment income, lapses and policy and contract claims associated with morbidity. For the sake of clarity, the assumptions referenced above include taxes, the cost of hedging, longevity, volatility, other market conditions, surrenders, persistency, conversions, disability, accident, illness, inability to perform activities of daily living, and cognitive impairment, if applicable. Any change in policy cost factors will never result in an interest crediting rate, Growth Cap Rate, or Participation Rate that is lower than that guaranteed in the policy, or policy charges that exceed the maximum policy charges guaranteed in the policy. Any change in policy cost factors will be on a prospective basis; that is, any change will be determined based on future anticipated or emerging experience.

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Incontestability. We have the right to contest the validity of this policy based on material misstatements made in the initial application for this policy. However, in the absence of fraud, we will not contest the validity of this policy after it has been in effect during the lifetime of the insured person for two years from the date of issue shown in the “Policy Information” section.

We also have the right to contest the validity of any policy change or restoration based on material misstatements made in any application for that change or restoration. In the absence of fraud, we will not contest any policy change that requires evidence of insurability, or any restoration of this policy, after the change or restoration has been in effect for two years during the lifetime of the insured person.

No material misstatement shall be used to contest a claim unless contained in an application, in absence of fraud.

All statements made by, or by the authority of, the applicant in an application are, in the absence of fraud, representations and not warranties.

See any additional benefit riders for modifications of this provision that apply to them.

Fraud Exception. As the term is used in this policy, fraud shall mean false statements, representations or warranties knowingly and intentionally provided, or caused to be provided, by any person involved in the procurement of any coverage or any change to existing coverage provided under the policy, for the purpose of inducing the company to accept a risk or assume a hazard it would otherwise not have so accepted or assumed. This provision applies where permitted by applicable state law.

Misstatement of Age or Sex. If the insured person’s age or sex has been misstated on any application, and we become aware of this fact while the insured person is alive, we will make a retrospective recalculation of the Policy Account. Future monthly deductions from the Policy Account will be based upon the rates for the correct age and sex. If the insured person’s age or sex has been misstated on any application, and we become aware of this fact on or after the date of death of the insured person, the death benefit and any benefits provided by riders to this policy will be those which would be purchased by the most recent deduction for the cost of insurance, and the cost of any benefits provided by riders, at the rates for the correct age and sex.

Suicide Exclusion. If the insured person commits suicide (while sane or insane) within two years after the date of issue shown in the “Policy Information” section of this policy, our liability will be limited to the payment of a single sum. This sum will be equal to the premiums paid, minus any outstanding policy loan and accrued loan interest or liens and minus any partial withdrawal.

If the insured person commits suicide (while sane or insane) within two years after the effective date of any policy restoration, our liability will be limited to the payment of a single sum. This sum will be equal to the premiums paid on and after the effective date of restoration, minus any outstanding policy loan and accrued loan interest or liens and minus any partial withdrawal.

If the insured person commits suicide (while sane or insane) within two years after the effective date of a change that you asked for that increases the death benefit, then our liability as to the increase in amount will be limited to the payment of a single sum equal to the monthly cost of insurance deductions and any monthly administrative charge deductions made for such increase.

How We Measure Policy Periods and Anniversaries. We measure policy years, policy months, and policy anniversaries from the Register Date shown in the “Policy Information” section of this policy. Each policy month begins on the same day in each calendar month as the day of the month in the Register Date.

How, When and What We May Defer. We may not be able to obtain the value of the assets of the investment funds of our SA if (1) the New York Stock Exchange is closed for trading; or (2) the Securities and Exchange Commission has determined that a state of emergency exists that may make determination and payment impractical. During such times, as to amounts allocated to the investment funds of our SA, we may defer:

1.	Determination and payment of Net Policy Account Value withdrawals (except when used to pay premiums to us);

2.	Determination and payment of any death benefit in excess of the base policy face amount and the face amount of any riders;

3.	Payment of loans (except when used to pay premiums to us);

4.	Determination of the unit values of the investment funds of our SA; and

5.	Any requested transfer.

As to amounts allocated to our GIA, we may defer payment of any Net Policy Account Value withdrawal or loan amount (except when used to pay premiums to us) for up to six months after we receive a request for it. We will allow interest, at a rate that is not less than the minimum guaranteed interest rate shown in the “Policy Information” section of this policy, on any Net Policy Account Value payment derived from our GIA that we defer for 30 days or more.

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The Basis We Use for Computation. We provide Cash Surrender Values that are at least equal to those required by the NAIC Variable Life Insurance Regulation, model #270 using Actuarial Guideline XXIV. We have filed with the Interstate Insurance Product Regulation Commission a detailed statement of the basis of the charges for this policy and of our method of computing the charges, values and benefits of this policy.

We use the 2017 Commissioners Standard Ordinary Male or Female, Smoker or Nonsmoker Age Nearest Birthday Ultimate Mortality Tables, as the basis for determining maximum cost of insurance rates, net single premiums, and minimum cash surrender values. We take account of the sex, attained age, and class of risk of the insured person. However, the maximum cost of insurance rates, net single premiums, and minimum cash surrender values for the base policy do not vary by class of risk of insured persons for risk classifications of Standard or better.

The minimum guaranteed interest rate we credit to the portion of your Policy Account in our GIA is shown in the “Policy Information” section of this policy.

Change in Risk Classification. Any insured person may be eligible for a more favorable risk classification, if available, including a change from tobacco user rates to non-tobacco user rates. Upon request, we will provide forms and instructions as to how you may apply for such a change. The change will be based upon our general underwriting rules in effect at the time of application, which may be different from those that applied at the time this policy was issued. An application for a change in tobacco user status may be evaluated based on other underwriting criteria as well as tobacco use and may include a definition of tobacco use different from that which applied at the time this policy was issued. This change, if approved, may result in lower future cost of insurance rates starting on the effective date of the change.

The change in risk classification, if approved, will take effect at the start of the policy month that coincides with or next follows the date we approve your request. A copy of your application for the change will be attached to the new “Policy Information” section that we will issue when the change is made. The new section and the application for change will become part of this policy. We may require you to return this policy to us to make the change. This change may have adverse tax consequences.

The change in risk classification will be contestable; however, in the absence of fraud, we will not contest the change after it has been in effect for two years during the lifetime of the insured person. In the event of a successful contest, the death benefit and any benefits provided by riders to this policy will be those which would be purchased by the most recent deduction for the cost of insurance, and the cost of any benefits provided by riders, at the rates for the prior risk classification.

Policy Illustrations. Upon request we will give you an illustration of the potential future benefits under this policy, based upon both guaranteed and current non-guaranteed cost factor assumptions. We will provide the first illustration requested in a policy year free of charge. We charge an amount not to exceed the amount shown in “Policy Information” section of this policy for each additional illustration requested in a policy year.

Conformity With Interstate Insurance Product Regulation Commission Standards. This policy was approved under the authority of the Interstate Insurance Product Regulation Commission and issued under the Commission standards. Any provision of this policy that on the provision’s effective date is in conflict with the applicable Interstate Insurance Product Regulation Commission standards in effect as of the provision’s effective date for this product type is hereby amended to conform to the applicable Interstate Insurance Product Regulation Commission standards in effect as of the provision’s effective date.

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AXA EQUITABLE

LIFE INSURANCE COMPANY

Home Office: [1290 Avenue of the Americas, New York, New York 10104]

This is a Flexible Premium Variable Adjustable Life Insurance Policy. The Insurance Benefit is payable upon the death of the insured person while this policy is in force. You may pay premiums while the insured person is living and not yet attained age 100. The values provided by this policy are based on declared interest rates and on the unit values of the investment funds of a Separate Account, which in turn depend on the investment performance of the securities held by such investment funds. They are not guaranteed as to dollar amount. This is a non-participating policy.

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